As filed with the Securities and Exchange Commission on July 23, 2007
                                                                    Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UMPQUA HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	6022	93-1261319
(State of Incorporation)	(Primary Standard Industrial	(IRS Employer
	Classification Code Number)	Identification No.)

	One SW Columbia Street, Suite 1200, Portland, Oregon 97258
	(503) 727-4100
	(Address of Principal Executive Offices)

	2007 Long Term Incentive Plan
	Umpqua Bank 401(k) and Profit Sharing Plan
	(Full title of the plans)

Steven L. Philpott, Executive Vice President, General Counsel and Secretary
Umpqua Holdings Corporation
675 Oak Street, Suite 200; PO Box 1560
Eugene, Oregon 97440
(541) 434-2997
(Name, Address and Telephone Number of Agent for Service)

With a copy to:
Andrew H. Ognall, Esq.
Foster Pepper LLP
601 SW Second Avenue, Suite 1800
Portland, Oregon 97204
(503) 221-0607

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be Registered	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered		Offering Price per Unit	Aggregate Offering Price	Registration Fee (3)

Common Stock, no par value,	1,000,000 (1)	$20.955	$20,955,000	$643.32
under the 2007 Long Term
Incentive Plan

Plan interests in the Umpqua	Indeterminate (2)	N/A	N/A	N/A
Bank 401(k) and Profit
Sharing Plan

(1)	Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares that may be issuable as a result of the anti-dilution provisions of the 2007 Long Term Incentive Plan.

(2)	Pursuant to Rule 416, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401K Plan described herein. In accordance with Rule 457(h)(2), no fee calculations are made for plan interests.

(3)	The proposed maximum aggregate offering price was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (“SEC”) are incorporated by reference in this registration statement:

(a)	Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2006, filed March 1, 2007 and, with respect to the Umpqua Bank 401(k) and Profit Sharing Plan, the Annual Report on Form 11-K for the year ended December 31, 2006, filed July 23, 2007.

(b)	Umpqua’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed May 8, 2007 and Umpqua’s Current Reports on Form 8-K filed June 7, May 30, May 16, April 27, April 20, April 19 (Item 8.01), April 12, March 14 and January 18, 2007.

(c)	The description of common stock contained in the Form 8-K filed May 30, 2007 for the purposes of updating the description of common stock contained in the registration statement on Form 10 filed by Umpqua Bank (formerly known as South Umpqua Bank) pursuant to Section 12 of the Exchange Act with the FDIC on February 6, 1998, and any amendment or reports filed for the purpose of updating that description. On March 19, 1999, Umpqua filed notice on Form 8-K12G3 that pursuant to Rule 12g-3(a) Umpqua is the successor issuer to Umpqua Bank and the common stock of Umpqua was deemed to be registered pursuant to section 12(g) of the Securities Exchange Act of 1934.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Foster Pepper LLP, special counsel to the registrant, is passing upon the validity of the common stock being registered. A partner of Foster Pepper LLP participating in the preparation of this Registration Statement owns approximately 10,000 shares of common stock.

Item 6. Indemnification of Directors and Officers.

As an Oregon corporation, Umpqua is subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

  His or her conduct was in good faith;
  He or she reasonably believed that his or her conduct was in the corporation's best interest, or at least not opposed to the corporation’s best interests; and
  In the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director. Umpqua’s articles of incorporation do not limit the statutory right to indemnification.

Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

  to the corporation in a proceeding by or in the right of the corporation; or
  in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

  any breach of the directors’ duty of loyalty to the corporation or its shareholders;
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
  any unlawful distribution; or
  any transaction from which the director derived an improper personal benefit.

Umpqua’s articles of incorporation provide that we will indemnify our directors and officers against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at Umpqua’s request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Umpqua’s articles of incorporation limit monetary liability of our directors for their conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors’ liability, Umpqua’s articles would incorporate such amendment on its effective date.

Item 7. Exemption from Registration Claimed.

Not applicable. Item 8. Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index, which immediately follows the signature pages hereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 20th day of July, 2007.

UMPQUA HOLDINGS CORPORATION

By:	/s/ Raymond P. Davis

Raymond P. Davis
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby authorizes and appoints Raymond P. Davis and Steven L. Philpott his or her attorneys-in-fact, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Raymond P. Davis	Date: July 20, 2007

Raymond P. Davis, Director,
Chief Executive Officer/President

By:	/s/ Ronald L. Farnsworth	Date: July 20, 2007

Ronald L. Farnsworth, Senior Vice President/Finance
Principal Financial Officer

By:	/s/ Neal T. McLaughlin	Date: July 18, 2007

Neal T. McLaughlin, Senior Vice President/Controller
Principal Accounting Officer

By:	/s/ Ronald F. Angell	Date: July 18, 2007

Ronald F. Angell, Director

By:	/s/ Scott D. Chambers	Date: July 20, 2007

Scott D. Chambers, Director

By:	/s/ Allyn C. Ford	Date: July 18, 2007

Allyn C. Ford, Director

By:	/s/ David B. Frohnmayer	Date: July 18, 2007

David B. Frohnmayer, Director

By:	/s/ Stephen Gambee	Date: July 20, 2007

Stephen Gambee, Director

By:	/s/ Dan Giustina	Date: July 18, 2007

Dan Giustina, Director

By:	/s/ William Lansing	Date: July 18, 2007

William Lansing, Director

By:	/s/ Theodore S. Mason	Date: July 18, 2007

Theodore S. Mason, Director

By:	/s/ Diane D. Miller	Date: July 20, 2007

Diane D. Miller, Director

By:	/s/ Bryan L. Timm	Date: July 18, 2007

Bryan L. Timm, Director

     Pursuant to the requirements of the Securities Act of 1933, the persons who administer the Umpqua Bank 401(k) and Profit Sharing Plan have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on this 20th day of July 2007.

UMPQUA BANK 401(K) AND PROFIT SHARING
PLAN

By:	/s/ Steven L. Philpott

Steven L. Philpott
Chairman of the Umpqua Bank 401(k)
Advisory Committee, Plan Administrator

EXHIBIT INDEX

Exhibits

4.1	2007 Long Term Incentive Plan (incorporated by reference to Appendix B to Umpqua’s Definitive Proxy Statement for the 2007 Annual Meeting of Shareholders, filed March 14, 2007)

5.1	Opinion of Foster Pepper LLP

5.2	Copy of the Internal Revenue Service determination letter

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Moss Adams LLP

23.3	Consent of Foster Pepper LLP (included in Exhibit 5.1)

24	Power of Attorney (contained on signature page)